EXHIBIT 99.1

BeyondSpring Reports Second‑Quarter 2025 Financial Results and Provides Corporate Update: Accelerates Momentum with Promising Clinical Advances and Strategic Leadership Appointment

  ASCO 2025 presentation: First-in-class agent Plinabulin drives immune re-sensitization in NSCLC patients progressed to PD-1/L1 therapies

  Med (Cell Press) Publication with MD Anderson Collaboration highlights Plinabulin’s rapid dendritic cell activation in responding patients across eight cancer types who failed prior immunotherapy

  SEED Therapeutics’ RBM39 degrader ST-01156 clears FDA IND and advances toward Phase 1 trials

  New SEED Therapeutics CFO and CBO Dr. Bill Desmarais brings over 20 years of biotech leadership experience to accelerate development

FLORHAM PARK, N.J., Aug. 13, 2025 (GLOBE NEWSWIRE) -- BeyondSpring Inc. (NASDAQ: BYSI), a clinical-stage company developing transformative therapies for the treatment of cancer and other diseases, today reported Q2 2025 financial results alongside clinical and corporate milestones.

“At the heart of BeyondSpring’s pipeline is Plinabulin, a first-in-class agent potentially redefining cancer treatment by harnessing the body’s own immune system,” said Dr. Lan Huang, Co-Founder, Chair, and CEO. “Plinabulin’s ability to mature dendritic cells in human studies, bridges innate and adaptive immunity, offering potentially new hope to the 60% of NSCLC patients whose disease progresses after checkpoint inhibitor therapy. In our global Phase 3 trial (Dublin-3, published in LANCET Respiratory Medicine), plinabulin and docetaxel combination compared to standard of care docetaxel alone, delivered durable survival benefits alongside reduced chemotherapy-induced neutropenia — a combination with strong potential to influence standards of care.”

Dr. Huang added, “BeyondSpring’s impact extends beyond Plinabulin. As SEED Therapeutics’ (“SEED”) founding shareholder, BeyondSpring, along with cornerstone investors and research collaborators Eli Lilly and Eisai, has supported SEED’s pioneering work in targeted protein degradation. SEED’s oral RBM39 molecular glue degrader, ST-01156, recently received FDA clearance to enter clinical trials, targeting aggressive cancers including Ewing Sarcoma and KRAS-driven tumors, with U.S. leading cancer institutions driving development forward.”

Key Milestones:

  ASCO 2025 Presentation on Plinabulin Effect in Re-sensitizing Tumors Progressed on Prior PD-1/L1 Inhibitors: New data from a phase 2 study evaluating pembrolizumab in combination with Plinabulin and docetaxel in metastatic NSCLC patients who progressed on prior PD-1/L1 inhibitors, showed encouraging efficacy and safety data. The combination demonstrated median progression-free survival (PFS) of 6.8 months, confirmed objective response rate (ORR) of 18.2%, duration of response (DOR) of 7.2 months, disease control rate (DCR) of 77%, and overall survival (OS) of 78% at 15 months.

  Med (Cell Press) Publication on Plinabulin Mechanism in Dendritic Cell Maturation in Human Studies with MD Anderson Collaboration: Plinabulin, when used in combination with radiation and a checkpoint inhibitor, rapidly induces dendritic cell (DC) maturation in multiple cancer types in patients who failed prior immunotherapy. The combination was associated with tumor responses across eight types of cancer in patients previously refractory to immune checkpoint inhibitor (ICI) therapy, including NSCLC, head and neck cancer, and Hodgkin lymphoma. The study reported an ORR of 23% and a DCR of 54%. Importantly, the research identified a potential predictive biomarker, baseline GEF-H1 immune signature, which may support patient selection and clinical response prediction.

  SEED’s IND Clearance from US FDA for Lead Oncology Asset RBM39 Degrader ST-01156: The U.S. Food and Drug Administration (FDA) cleared SEED’s Investigational New Drug (IND) application for ST-01156, a brain penetrant, novel orally administered molecular glue degrader targeting RBM39.

  AACR 2025 Presentation on SEED’s Two Key Preclinical Advancements: 1) ST-01156 demonstrated complete tumor regression in Ewing Sarcoma models, and its corresponding mechanism, and 2) a dual-degrader approach showed promising activity in KRAS G12D target degradation and KRAS G12D-driven tumors.

  SEED Strengthened Leadership: Dr. Bill Desmarais, Ph.D., MBA, joins SEED Therapeutics as CFO and Chief Business Officer, bringing two decades of leadership in finance, business development, and strategic expertise in biopharma and biotech.

Second Quarter Financial Results1
Continuing operations:

  Research and development (R&D) expenses were $1.0 million for the quarter ended June 30, 2025 compared to $0.8 million for the quarter ended June 30, 2024. The $0.2 million increase was primarily due to higher professional service fees in regulatory and CMC activities as well as increased costs for Plinabulin research.
  General and administrative (G&A) expenses were $0.9 million for the quarter ended June 30, 2025, compared to $1.8 million for the quarter ended June 30, 2024. The $0.9 million decrease was primarily due to lower professional service costs in consulting for business development initiatives, and lower salary expenses driven by decrease in administrative headcount.
  Net loss: $1.9 million for the quarter ended June 2025, compared to $2.7 million for the quarter ended June 2024
  Cash and cash equivalents: $9.5 million as of June 30, 2025, compared to $2.9 million as of December 2024

Discontinued operations:

  Net loss: $2.8 million for the quarter ended June 2025, compared to $1.4 million for the quarter ended June 2024
  Current assets: $15.7 million as of June 2025, compared to $25.3 million as of December 2024

Year to Date Financial Results1
Continuing Operations:

  Research and development (R&D) expenses were $1.9 million for the six months ended June 30, 2025 compared to $1.6 million for the six months ended June 30, 2024. The $0.3 million increase was primarily due to higher professional service fees in regulatory and CMC activities as well as increased costs for Plinabulin research.
  General and administrative (G&A) expenses were $2.7 million for the six months ended June 30, 2025, compared to $3.1 million for the six months ended June 30, 2024. The $0.4 million decrease was primarily due to lower salary expenses resulting from decrease in administrative headcount, and lower company overhead expenses mainly due to decrease in investor relations services and D&O insurance related costs.
  Net loss: $4.5 million for the six months ended June 2025, compared to $4.7 million for the six months ended June 2024

Discontinued operations:

  Net income (loss): $1 million for the six months ended June 2025, compared to ($2.6 million) for the six months ended June 2024

Note 1: Accounting Update
Following definitive agreements in January 2025 to sell the majority of its Series A-1 Preferred Shares in SEED Therapeutics, BeyondSpring now reports SEED’s financial results as discontinued operations under ASC 205-20. BeyondSpring currently owns approximately 40% of SEED and upon completion of the future sale transactions BeyondSpring would own approximately 14% of SEED’s outstanding shares.

About BeyondSpring
BeyondSpring (NASDAQ: BYSI) is a clinical-stage biopharmaceutical company developing first-in-class therapies addressing high unmet medical needs. Its lead asset, Plinabulin, is in late-stage clinical development as an anti-cancer agent in NSCLC and other indications. Plinabulin’s novel mechanism as a dendritic cell maturation agent supports both anti-cancer activity and immune modulation, offering a unique approach to resensitizing tumors resistant to checkpoint inhibitors. Learn more at beyondspringpharma.com.

About SEED Therapeutics
SEED Therapeutics pioneers targeted protein degradation through novel molecular glues and bifunctional degraders powered by its proprietary RITE3™ platform. SEED is advancing a pipeline targeting traditionally undruggable proteins across oncology, neurodegeneration, immunology, and virology. Strategic collaborations with Eli Lilly and Eisai support SEED’s mission to develop transformational therapies. SEED’s lead RBM39 degrader program has cleared US FDA IND. Learn more at seedtherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes forward-looking statements that are not historical facts. Words such as “will,” “expect,” “anticipate,” “plan,” “believe,” “design,” “may,” “future,” “estimate,” “predict,” “objective,” “goal,” or variations thereof and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are based on BeyondSpring’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties, and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, difficulties raising the anticipated amount needed to finance the Company’s future operations on terms acceptable to the Company, if at all, unexpected results of clinical trials, delays or denial in regulatory approval process, results that do not meet the Company’s expectations regarding the potential safety, the ultimate efficacy or clinical utility of the Company’s product candidates, increased competition in the market, the Company’s ability to meet Nasdaq’s continued listing requirements, and other risks described in BeyondSpring’s most recent Form 10-K on file with the U.S. Securities and Exchange Commission. All forward-looking statements made herein speak only as of the date of this release and BeyondSpring undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law

Contacts
Investor Relations: ir@beyondspring.com
Media: pr@beyondspringpharma.com

Financial Tables to Follow

BEYONDSPRING INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data)

	As of
	December 31, 2024	June 30, 2025

		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	2,922	9,544
Advances to suppliers	240	255
Prepaid expenses and other current assets	68	200
Current assets of discontinued operations	25,347	15,712
Total current assets	28,577	25,711

Noncurrent assets:
Property and equipment, net	239	202
Operating right-of-use assets	513	431
Other noncurrent assets	213	216
Noncurrent assets of discontinued operations	4,773	4,483
Total noncurrent assets	5,738	5,332

Total assets	34,315	31,043

Liabilities and equity

Current liabilities:
Accounts payable	295	266
Accrued expenses	840	926
Current portion of operating lease liabilities	282	307
Other current liabilities	780	612
Current liabilities of discontinued operations	8,813	9,619
Total current liabilities	11,010	11,730

Noncurrent liabilities:
Operating lease liabilities	307	170
Deferred revenue	27,400	27,919
Other noncurrent liabilities	3,686	3,783
Noncurrent liabilities of discontinued operations	6,197	4,986
Total noncurrent liabilities	37,590	36,858

Total liabilities	48,600	48,588

Commitments and contingencies

Shareholders’ deficit
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized; 40,316,320 and 40,322,320 shares issued and outstanding as of December 31, 2024 and June 30, 2025, respectively)	4	4
Additional paid-in capital	373,185	373,515
Accumulated deficit	(407,425)	(404,754)
Accumulated other comprehensive income	1,336	1,019

Total BeyondSpring Inc.’s shareholders’ deficit	(32,900)	(30,216)
Noncontrolling interests	18,615	12,671
Total shareholders’ deficit	(14,285)	(17,545)

Total liabilities and shareholders’ deficit	34,315	31,043

BEYONDSPRING INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2025	2024	2025
	$	$	$	$

Revenue	-	-	-	-

Operating expenses
Research and development	(829)	(1,002)	(1,550)	(1,876)
General and administrative	(1,812)	(947)	(3,146)	(2,683)

Loss from operations	(2,641)	(1,949)	(4,696)	(4,559)
Foreign exchange gain (loss), net	(22)	47	(83)	76
Interest income	11	28	40	45
Other income, net	1	18	8	18

Loss before income tax	(2,651)	(1,856)	(4,731)	(4,420)
Income tax expenses	-	(22)	-	(42)

Net loss from continuing operations	(2,651)	(1,878)	(4,731)	(4,462)

Discontinued operations
Loss from discontinued operations	(1,438)	(2,771)	(2,646)	(6,003)
Gain on sale of subsidiary interests	-	-	-	6,986
Income tax expenses	-	-	-	-
Net income (loss) from discontinued operations	(1,438)	(2,771)	(2,646)	983

Net loss	(4,089)	(4,649)	(7,377)	(3,479)
Less: Net loss attributable to noncontrolling interests from continuing operations	(58)	(72)	(115)	(147)
Less: Net loss attributable to noncontrolling interests from discontinued operations	-	(2,771)	-	(6,003)
Net income (loss) attributable to BeyondSpring Inc.	(4,031)	(1,806)	(7,262)	2,671

Earnings (loss) per share, basic and diluted
Continuing operations	(0.07)	(0.04)	(0.12)	(0.11)
Discontinued operations	(0.03)	-	(0.07)	0.18
Basic and diluted earnings (loss) per share	(0.10)	(0.04)	(0.19)	0.07

Weighted-average shares outstanding
Basic and diluted	39,280,607	40,316,320	39,154,885	40,316,320

Other comprehensive loss, net of tax of nil:
Foreign currency translation adjustment gain (loss) from continuing operations	165	(343)	587	(494)
Foreign currency translation adjustment loss from discontinued operations	(3)	(27)	(11)	(34)
Comprehensive loss	(3,927)	(5,019)	(6,801)	(4,007)
Less: Comprehensive income (loss) attributable to noncontrolling interests from continuing operations	1	(194)	97	(324)
Less: Comprehensive loss attributable to noncontrolling interests from discontinued operations	-	(2,798)	-	(6,037)
Comprehensive income (loss) attributable to BeyondSpring Inc.	(3,928)	(2,027)	(6,898)	2,354